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EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement is made and entered into this 18th day of July, 2003, by and between International Food Products Group, Inc. ("IFPG") at 170 Newport Center Drive, Suite 260, Newport Beach, CA 92660 and Silverado Corporation K.K. Ltd of Minato-Ku, Tokyo Japan.

Whereas Manufacturer desires Distributor to act as its sole and exclusive independent sales agent for sales of the Manufacturer’s IQF and Coffee Products (as defined) to Japanese Club Stores, and Supermarket Retailers to act as Manufacturer’s sole independent sales agent for sales of the Products within Japan.

Now Therefore, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, the Parties agree as follows:

1. Grant of Exclusive Rights.

1.1  Manufacturer hereby appoints Distributor as its exclusive sales agent for the Manufacturer’s IQF and Coffee Products (as hereafter defined) within the Country of Japan. Manufacturer shall permit Distributor to use Manufacturer’s Products' name for promotion and advertisement in the sale of the Products. While this Agreement remains in effect, Manufacturer will not, directly or indirectly, sell or otherwise exploit the Products within the Territory and will not permit anyone else, either directly or indirectly, to sell or otherwise exploit the Products within the Territory. The Distributor will not represent, promote, market, distribute similar products in Japan.

1.2 Distributor will comply with all applicable laws, rules and regulations in selling and otherwise exploiting the Products and in otherwise dealing with the Products.

2. Duties and Responsibilities of Manufacturer.

2.1  Manufacturer shall provide training to Distributor, including its agents or independent contractors, regarding the sale, promotion and use of the Products.

2.2 Manufacturer shall provide literature and/or advertising and promotional materials, displays, and samples to Broker to assist Distributor in its distribution of the Products. Manufacturer shall further provide consultation, on a commercially reasonable basis, covering specific field problems encountered by Distributor in relation to the Products.

2.3 Upon receipt of a customer order from Distributor, Manufacturer will ship Products directly to the customer site designated in the order.

3. Duties and Responsibilities of Distributor.

3.1  Distributor shall use its best efforts, in a commercially reasonable manner, to sell Manufacturer’s Products to existing and prospective customers within the Territory.

3.2  Distributor will limit its claims and representations regarding the Products to those made by Manufacturer in its published literature or promotional materials, or as otherwise authorized by Manufacturer.

3.3 Distributor will maintain adequate support staff, whether as employees of Distributor or independent contractors or sub-distributors of Distributor, necessary to perform its obligations under this Agreement.

3.4 Distributor will guarantee a minimum of $2.5 Million in sales by 4th Qtr. 2006 as a condition of retaining the exclusive rights and increases of 20% annually for each year after.

4. Compensation.

4.1 Distributor will receive a commission of three percent (3%) of the gross sales price for all Products sold by Distributor within the Territory. For purposes of this section, “gross sales price” shall mean the invoice price of the Products to the customer after any discounts or rebates. The Distributor will arrange for all products to be purchased by the Importer under an irrevocable letter of credit payable at sight and payable to IFPG.

4.2 Distributor’s commission will be payable by Manufacturer to Distributor, seven (7) days after Manufacturer receives payment under the letter of credit. Distributor shall have the right to inspect and audit, upon three (30) days written notice, Manufacturer’s books and records related to customer orders, shipment, invoicing and payments for the Products sold within the Territory pursuant to this Agreement.

4.3 Distributor agrees to cooperate with Manufacturer in making certain letter of credit is opened based on terms outlined by IFPG.

4.4 Distributor’s right to compensation will continue and will survive termination of this agreement as set forth in section 7 below.

5. Manufacturer’s Warranty and Indemnity.

5.1 Manufacturer warrants to Distributor that (i) the Products and the packaging are and will be safe, the units of the Products sold to customers under this Agreement will be properly, adequately and safely packaged and labeled, and the Products and any supplemental materials comply and will comply with all applicable laws, rules and regulations as required in Japan, (ii) there is not any and there will not be any defect in the design of the Products or in any units of the Products sold to customers under this Agreement, (iii) the Products do not and will not violate any patent, copyright, trademark, service mark or other right and do not and will not contain any item, part or material which Manufacturer is not authorized to use.

5.2  Manufacturer will maintain product liability insurance in commercially reasonable amounts and will include Distributor as an additional insured on its policy.

5.3. Manufacturer will indemnify Distributor against any liability and will hold Distributor harmless from any loss, damage, cost and expense (including, without limitations, legal fees and expenses) which Distributor incurs arising out of or in connection with any claim alleging facts that would constitute a breach by Manufacturer of any of its warranties under Section 5.1 or because of a breach by Manufacturer of any of such warranties. It will not be a defense to any of the provisions of this Section 5 that Distributor is familiar with the Product.

5.4. Distributor will notify Manufacturer of any claim described in Section 5.2 which is asserted against Distributor. Manufacturer may, at its expense, defend and settle any such claim; and if Manufacturer assumes such defense, it will notify Distributor thereof and thereafter Manufacturer will not except as provided in the next sentence, be obligated to pay any expenses of Distributor in connection with such claim. Distributor will cooperate in the defense of any such claim, and Manufacturer will pay any costs incurred by Distributor in connection therewith.

6. Term and Termination.

6.1 This Agreement shall continue until terminated by either Party upon thirty (30) days notice to the other Party.

6.2 If any amount owing under this Agreement is not paid when due, such amount will bear interest at the rate of 18% per annum. The provisions of this Section will survive termination of this Agreement.

6.3 This Agreement will terminate upon the filing of a petition in bankruptcy, whether voluntary or involuntary, by either Party.

7. Rights following Termination of Agreement.

7.1 Termination of this Agreement for any reason will be without prejudice to the rights and obligations accrued to the date of termination.

7.2 For all customer accounts introduced by Distributor to Manufacturer, Broker will continue to be paid at the commission rate stated in this Agreement as long as Manufacturer is making sales of Products to that customer. By way of example, and not limitation, if Broker successfully introduces the Products to Carefour Japan Club Stores, then as long as the Manufacturer makes sales to Carefour, regardless of whether this Agreement is still in effect, Distributor will be paid the stated commission rate on each sale. For purposes of this section, Manufacturer will not be considered to be “making sales” to a customer if the customer has not ordered any Products from the Manufacturer for a period of 12 consecutive months.

8. General Provisions.

8.1 Invalid or unenforceable provisions. If any provision of this Agreement, or its application to any person or circumstance, is invalid or unenforceable, then the remainder of this Agreement or the application of those provisions to other persons or circumstances shall not be affected thereby.

8.2 Notices. All notices hereunder shall be sent by hand delivery, facsimile (with original sent regular mail), overnight receipted delivery, or by registered or certified mail to Parties as follows:

Manufacturer:

International Food Product Group, Inc.
170 Newport Center Drive, Suite 260
Newport Beach, CA 92660
Fax: 949-759-5490

Distributor:

Isao Kashimura
3-2-1 Maurnochi, Minato-ku, Tokyo Japan
011-81-3-576-1850

Either Party may change the address and/or fax number above by written notice to the other Party. Any time periods under this Agreement will run from the date of actual delivery of the notice. If any notice is sent under this Agreement by certified mail, the notice will be presumed delivered three days from the date of mailing.

8.3 Applicable law. This Agreement shall be governed in all respects and aspects by the laws of the State of California, and the Parties hereby agree that any legal action concerning this Agreement shall be brought in a court of competent jurisdiction, in the County of Orange in California.

8.4 Terminology. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement or any section, paragraph or clause in this Agreement may require, as if the work had been fully and properly written in the appropriate number and gender.

8.5  Amendment and assignment of Agreement. This Agreement shall not be modified or amended except by written agreement executed by both Parties. This Agreement is assignable by Distributor with the consent of the Manufacturer, such consent to not be unreasonably withheld. Manufacturer may transfer and assign its rights and obligations under this Agreement to any entity which succeeds to all or substantially all of Manufacturer’s business and assets.

8.6  Costs and Expenses of enforcement. The prevailing Party shall recover the reasonable costs and expenses, including reasonable attorney's fees, incurred by that Party in connection with any legal proceeding involving the enforcement of any of the provisions of this Agreement.

8.7  Headings. The paragraph headings throughout this Agreement are for convenience and reference only, and the words contained therein shall not be held to expand, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.

8.8  Entire Agreement. No representation, promise, guarantee or warranty was made to induce the execution hereof or in connection herewith which is not expressly contained in this Agreement. Distributor recognizes that neither the Manufacturer nor any other person can guarantee Distributor success in the business. By the Execution and acceptance of this Agreement, the Parties acknowledge that they have read the same and understand each provision hereof.

8.9  Date of Effectiveness. This Agreement shall be effective as of the date set forth below.

9. Territory.

The Country of Japan.

10. Products.

The Products included in this Agreement consist of the following: Coffee, Tea, and IQF Products.

Additionally, all Products developed by Manufacturer in the future that are similar to the existing Products shall be considered Products subject to this Agreement.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement.

Dated: 07/27/03
Broker:
Silverado K.K. Ltd.
/s/ Isao Kashimura
By: _______________________________
Isao Kashimura

Its: __President_____________________

Manufacturer:
IFPG 170 Newport Center Drive, Suite 260, Newport Beach, CA 92660
/s/ Richard Damion
By: _______________________________

Printed Name___Richard Damion____________________

Its: _President______________________________